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                                                                      EXHIBIT 99

                         [EKCO GROUP, INC. LETTERHEAD]

FOR IMMEDIATE RELEASE

CONTACT:

Don DeNovellis                  or           Kathryn Quinn
Chief Financial Officer                      Account Executive
Ekco Group, Inc.                             Sharon Merrill Associates, Inc.
(603) 888-1212                               (617) 542-5300

          EKCO GROUP ANNOUNCES AGREEMENT TO ACQUIRE ASPEN PET PRODUCTS
         LEADING CONSUMER PRODUCTS MARKETER ENHANCES POSITION IN BOOMING
                              PET PRODUCTS INDUSTRY

        NASHUA, N.H., December 16, 1997 -- Ekco Group, Inc. (NYSE: EKO) today announced that it has agreed to acquire Denver, Colorado-based Aspen Pet Products, Inc., a leading marketer of dog and cat supplies and accessories as well as other pet products.

        Under the terms of the agreement, Ekco Group will pay an initial $24.6 million to acquire privately held Aspen Pet Products. In addition, Ekco Group will refinance all of Aspen Pet Products' outstanding bank debt which, as of December 12, 1997, was approximately $10 million. Subsequently, Ekco Group may make annual payments to certain of Aspen Pet Products' shareholders for a five-year period based upon Aspen Pet Products' performance. The transaction is subject to regulatory approval and is expected to close in January of 1998.

        "Aspen Pet Products meets our acquisition criteria," stated Malcolm L. Sherman, Ekco Group chairman and chief executive officer. "Aspen serves the consumer products industry, has attractive revenue and market share, has significant prospects for growth in a thriving business with high margins, and is driven by a strong and energetic management team. In addition, Aspen's operating, marketing and logistical characteristics are similar to those of our core businesses. We anticipate that the transaction will be accretive to Ekco Group earnings in 1998."

        Sherman continued, "The acquisition will provide Ekco Group with an increased presence in the very attractive pet products market. We were particularly attracted by the quality and creativeness of Aspen's senior management team. We now have the opportunity to capitalize on the growing pet products industry by leveraging our existing retail relationships while also broadening our product offerings and distribution channels."

                                     (more)


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EKCO GROUP/2

        Aspen Pet Products had revenues of $24.4 million in 1996 and operating income of $4.7 million. The company sells its products primarily to pet specialty stores, both chains and independents, mass merchants, pet store distributors and catalogs. Aspen's line of pet products includes toys, leashes and collars, bones, ropes and chews, litter, litter boxes and shampoos. Ekco Group expects to retain all of Aspen Pet Products' management and employees.

        Richard Kraver, co-founder and CEO of Aspen Pet Products added, "This transaction will substantially improve our ability to market Aspen's products through a significantly wider range of distribution channels and align us with one of the best known consumer brand names in the country."

        Ekco Group, Inc. is a leading manufacturer and marketer of branded consumer products that are broadly marketed primarily through major mass merchant, supermarket, home/office, hardware, specialty and department stores. The company's products include household items such as bakeware, kitchenware, pantryware, brooms, brushes and mops, pet cages as well as nonpoisonous and low-toxic household pest control products.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that these forward-looking statements are inherently uncertain. Actual performance and results may differ materially from those projected in the forward-looking statements due to important risk factors including, without limitation, the timely introduction of new products, the impact of competitive products and pricing, certain assumptions related to consumer purchasing patterns, and the consummation of the acquisition we announced today. Additional information concerning risk factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in the company's filings with the Securities and Exchange Commission. These forward-looking statements represent the company's judgement and estimates as of the date of this press release. The company assumes no obligation to update such estimates except as required by the Rules and Regulations of the Securities and Exchange Commission.

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